Exhibit 99.1

NEWS RELEASE

Halcón Resources Closes Acquisitions and Amends Revolving

Credit Facility

HOUSTON, TEXAS – August 1, 2012 – Halcón Resources Corporation (NYSE: HK) (“Halcón” or the “Company”) today announced that it has closed on the previously announced acquisitions of GeoResources, Inc. (“GeoResources”) and assets in East Texas (“East Texas Assets”). The Company has also amended its senior secured revolving credit facility (“Credit Facility”) increasing the Company’s liquidity.

Concurrent with the closing of the GeoResources transaction, approximately $725 million of net proceeds from the issuance of senior unsecured notes on July 16, 2012 were released from escrow and used to fund the approximate $532 million cash portion of the GeoResources acquisition, and to partially fund the cash consideration of the East Texas Assets acquisition. Halcón also issued approximately 51.3 million shares of common stock to GeoResources stockholders to fund the stock portion of the transaction.

The total transaction value for the East Texas Assets acquisition is approximately $300 million in cash plus the issuance of approximately 20.8 million shares of the Company’s common stock to a consortium of private oil and gas companies. The effective date of this transaction is April 1, 2012.

Effective August 1, 2012, Halcón’s Credit Facility was amended to increase the facility size to $1.5 billion, increase the borrowing base from $225 million to $525 million and modify the commodity hedging limits to allow the Company to hedge up to 85% of anticipated production from total proved reserves. The next borrowing base redetermination is scheduled for the fourth quarter of 2012.

About Halcón Resources

Halcón Resources Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

Contact:

Scott M. Zuehlke

VP, Investor Relations

Halcón Resources

(832) 538-0314